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                                                               Exhibit 23.02

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Travelers Property Casualty Corp.:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of our report on the consolidated financial statements of the Travelers Property Casualty Corp.
(the "Company") dated January 26, 1998, except for note 1, Accounting Policies - Earnings per Share, as to which the date is February 3, 1998, and our report on the related financial statement schedules dated
January 26, 1998, which are incorporated by reference or included in the 1997 Annual Report on Form 10-K of the Company and which is incorporated herein by reference.


/s/ KPMG Peat Marwick


Hartford, Connecticut
June 18, 1998